Exhibit 4.4
CREDIT AMENDING AGREEMENT
     THIS CREDIT AMENDING AGREEMENT dated as of September 27, 2007 is entered into by and among National City Bank, Canada Branch (the “Lender”), RTI Claro, Inc. (the “Borrower”), RTI International Metals, Inc. (“RTI International”), RMI Titanium Company (“Titanium”), Tradco, Inc. (“Tradco”), New Century Metals Southeast, Inc. (“Southeast”), Extrusion Technology Corporation of America (“Extrusion”) and RTI Energy Systems, Inc. (“Energy”) (the “Amending Agreement”).
RECITALS:
A.	The Lender, the Borrower and RTI International are parties to a credit agreement dated December 27, 2006 (the “Original Credit Agreement”) (as it may be further amended, supplemented, restated, changed or replaced from time to time, the “Credit Agreement”);
B.	RTI International, Titanium, Tradco, Southeast, Extrusion and Energy (collectively, the “Guarantors” and each a “Guarantor”) have guaranteed the repayment of the Outstanding Obligations of the Borrower to the Lender pursuant to the guarantees executed by each of them (together with all amendments, restatements, modifications, supplements, replacements, extensions, renewals, and confirmations, the “Guarantees” and each a “Guarantee”);
C.	The Borrower and the Guarantors have requested that the Lender amend certain terms of the Credit Agreement in the manner set out in this Amending Agreement; and
D.	The Lender has agreed to amend certain provisions of the Credit Agreement pursuant to the terms and conditions set out in this Amending Agreement.
     NOW THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.	Defined Terms. Unless otherwise defined herein, capitalized terms used herein which are defined in the Credit Agreement are used herein as therein defined.
2.	Amendments. Upon satisfaction of the conditions precedent set out in section 3 below, the Credit Agreement is amended as follows:
(i)	The definitions of “Consolidated EBIT” and “Consolidated Total Indebtedness” are deleted in their entirety.

(ii)	The definition of “Agent” is deleted in its entirety and replaced with the following:
“Agent” means Citibank, N.A., in its capacity as administrative agent for certain lenders, in respect of syndicated credit facilities provided to RTI International pursuant to the US Credit Agreement.

(iii)	The definition of “Applicable Margin” is amended by deleting the words “above the Prime Rate” from that definition.

(iv)	The definition of “Debt Service Coverage Ratio” is amended by deleting the words “and optional prepayments” from that definition.

(v)	The definition of “Leverage Ratio” is deleted in its entirety and replaced with the following:
“Leverage Ratio” has the meaning ascribed to that term in Section 8.02(a) of this Agreement.
(vi)	The definition of “Material Adverse Change” is deleted in its entirety and replaced with the following:
“Material Adverse Change” means a material adverse change in the business, financial condition or operations of RTI International and its Subsidiaries taken as a whole.
(vii)	The definition of “Permitted Encumbrances” is deleted in its entirety and replaced with the following:
“Permitted Encumbrances” means:
(a)	inchoate or statutory liens or trust claims for taxes, assessments and other governmental charges and levies which are not delinquent or the validity of which are currently being contested in good faith;

(b)	the right reserved to, or vested in, any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant, or permit acquired by any Obligor, or by any statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition of the continuance thereof;

(c)	inchoate or statutory liens of contractors, subcontractors, mechanics, suppliers, materialmen and others in respect of construction, maintenance, repair or operation of assets or properties, or other like possessory liens and public utility liens provided the same are not registered as encumbrances against the title to any real or personal property of any Obligor or, if registered, being contested actively and diligently in good faith by appropriate and timely proceedings and all enforcement proceedings have been stayed;

(d)	security given by any Obligor to a public utility or other municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of such Obligor in the ordinary course of business;

(e)	liens securing appeal bonds or similar liens arising in connection with court proceedings (including surety bonds, security for costs of litigation where required by law and letters of credit) or any other instrument serving a similar purpose;

(f)	pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amounts due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course business;

(g)	(i) encumbrances consisting of zoning restrictions, easements, rights-of-way, or other restrictions on the use of real property, (ii) defects in title to real property, and (iii) liens, encumbrances and title defects affecting real property not known by the Borrower and not discoverable by a search of the public records, none of which materially impairs the use of such property;

(h)	other Security Interests incidental to the conduct of the Borrower’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of the Borrower’s property or assets or which do not materially impair the use thereof in the operation of the Borrower’s business; and

(i)	encumbrances securing Purchase Money Obligations and Capitalized Lease Obligations not exceeding $500,000 per complete financial year in the aggregate, on a non-cumulative basis, for the Borrower on a consolidated basis provided the encumbrance charges only the assets which are the subject of the Purchase Money Obligations and Capitalized Lease Obligations (and the proceeds thereof)

and no other asset unless provided for with the Lender’s consent , not to be unreasonably withheld. by appropriate proceedings, provided that there shall have been set aside a reserve to the extent required by GAAP in an amount which is reasonably adequate with respect thereto.
(viii)	The definition of “US Credit Agreement” is deleted in its entirety and replaced with the following:
“US Credit Agreement” means the credit agreement dated September 27, 2007 among, inter alia, RTI International, as Borrower, the Lenders party thereto, the Agent a copy of which is attached hereto as Schedule “F”.
(ix)	Section 7.02 is amended by deleting “Article 4” and replacing it with “Article 5”.

(x)	Subsections 8.02 (a), (b) and (c) of the Credit Agreement are deleted in their entirety and replaced with the following:
(a) Leverage Ratio. Not permit as of the last day of any period of four consecutive fiscal quarters of RTI International, the ratio of Net Debt (as defined in the US Credit Agreement) to Consolidated EBITDA (as defined in the US Credit Agreement) (the “Leverage Ratio”) to be greater than 3.25 to 1.00.

(b) Interest Coverage Ratio. Not permit as of the last day of any period of four consecutive fiscal quarters of RTI International the ratio of Consolidated EBITDA to Consolidated Interest Expense (as defined in the US Credit Agreement) for such 12-month period to be less than 2.00 to 1.00.

(c) Debt Service Coverage. As of the last day of each fiscal quarter of RTI International, RTI International’s Debt Service Coverage Ratio, measured on a rolling four quarter basis, shall be not less than 1.25:1.00 at all times.
(xi)	Subsection 8.02(m) of the Credit Agreement is deleted in its entirety and replaced with the following:
(m) Issuance of Shares. The Borrower shall not issue or agree to issue any shares of any class of its capital stock, nor grant any options, warrants, special warrants or other rights whereby the grantee thereof or any other Person could acquire any shares or other equity interests in the Borrower other than: (a) the issuance of 650 shares of the Borrower to RTI International and the pledge of such shares by RTI International to the Agent pursuant to the US Credit Agreement; and (b) the issuance of 350 shares of the Borrower to RTI International.

(xii)	Subsection 10.01(o) is amended by deleting the words “a default or” from that subsection.

(xiii)	Subsection 11.06 is amended by:
(a)	deleting the words “William T. Hull, Vice President and CAO” and replacing it with “William T. Hull, Senior Vice President, CFO and Treasurer of RTI International”; and

(b)	deleting the words “Andrew Riddell, Senior Vice-President” and replacing them with “Nazmin Adatia, Vice-President”.
(xiv)	Schedule “A” is deleted in its entirety and replaced with Annex “1”.

(xv)	Schedule “E” is deleted in its entirety and replaced with Annex “2”.

(xvi)	Schedule “F” is deleted in its entirety and replaced with Annex “3”.
3.	Conditions Precedent. The effectiveness of the foregoing amendment is subject to the conditions precedent set out below being met to the satisfaction of the Lender in its sole and absolute discretion:
(i)	this Amending Agreement shall have been duly executed and delivered by the Borrower, the Guarantors and the Lender;

(ii)	the Lender shall have received such opinions and certificates as the Lender may reasonably require;

(iii)	the Borrower has paid or reimbursed the Agent and the Lenders for all of their out-of-pocket costs and expenses incurred in connection with the Credit Agreement and this Amending Agreement, including, without limitation, the fees and disbursements of counsel to the Lender; and

(iv)	no Event of Default has occurred and is continuing.
Any of the foregoing conditions precedent may be waived by the Lender in its sole and absolute discretion, in whole or in part, and with or without terms or conditions.

4.	Release. Upon satisfaction of the conditions set out in Section 3 above, the Lender releases and forever discharges each of Bow Steel Corporation, Bow Steel of Texas Corporation, Nati Gas Co., New Century Metals, Inc., Pierce-Spafford Metals Company, Inc., RMI Delaware, Inc., RMI Metals, Inc., RTI Hermitage, Inc., RTI Fabrication and Distribution, Inc. and RTI-St-Louis, Inc. (collectively, the “Released Guarantors” and each a “Released Guarantor”) from all debts and liabilities, claims, judgements and demands of any kind that the Lender has had, now has, or may hereafter have against each the Released Guarantor under the guarantee executed by each of them in favour of the Lender pursuant to the Original Credit Agreement.

5.	Acknowledgement of Guarantees. Each Guarantor hereby acknowledges, confirms and agrees that the Guarantee of such Guarantor unconditionally and irrevocably guarantees to the Lender the full and punctual payment when due, whether at stated maturity, by required payment, by acceleration, declaration, demand or otherwise, of all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing or remaining unpaid by the Borrower to the Lender pursuant to the Credit Agreement together with interest thereon and all costs, charges and expenses incurred in connection therewith (including reasonable counsel fees and expenses) upon the terms and conditions set out in such Guarantee and such Guarantee remains in full force and effect as at the date hereof.

6.	Guarantor’s Information. Each Guarantor confirms that such Guarantor shall independently keep apprised of the financial position of the Borrower and acknowledges that the Lender has no obligation to any Guarantor to do so or to give notice of any further amendments or previous amendments to the Credit Agreement. Each Guarantor acknowledges and confirms that such Guarantor has received a copy of the Credit Agreement and understands the terms thereof.

7.	Nature of Amendments and Defined Terms. It is acknowledged and agreed that the terms of this Amending Agreement are in addition to and, unless specifically provided for, shall not limit, restrict, modify, amend or release any of the understandings, agreements or covenants as set out in the Credit Agreement.

8.	Effectiveness. This Amending Agreement shall become effective on the date on which this Amending Agreement shall have been duly executed and delivered by the Lender, the Borrower and the Guarantors.

9.	Representations and Warranties. Each of the Borrower and the Guarantors hereby represents and warrants that each of covenants, the representations and warranties made by the Borrower and the Guarantors in or pursuant to the Credit Agreement, the Guarantees or any other document, agreement, certificate or instrument executed in favour of the Lender pursuant to the Credit Agreement shall be, after giving effect to this Amending Agreement, true and correct in all material respects as if made on and as of the date hereof.

10.	Continuing Effect of Credit Agreement. This Amending Agreement shall not be construed as a waiver or consent to any further or future action on the part of the Borrower and/or the Guarantors that would require a waiver or consent of the Lender. Except as provided hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.

11.	No Novation. Nothing in this Amending Agreement, nor in the Credit Agreement when read together with this Amending Agreement, shall constitute novation, payment, readvance, or otherwise of any existing Outstanding Obligations of the Borrower.

12.	Counterparts. This Amending Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original agreement and all of which shall constitute one agreement. All counterparts shall be construed together and shall constitute one and the same agreement. This Amending Agreement, to the extent signed and delivered by means of electronic transmission (including, without limitation, facsimile and Internet transmissions), shall be treated in all manner and respects as an original agreement and should be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

13.	Governing law. This Amending Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the province of Ontario and the laws of Canada applicable therein.

14.	Expenses. The Borrower and the Guarantors, jointly and severally, agree to pay or reimburse the Lender for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Amending Agreement, including, without limitation, the reasonable fees and disbursements of counsel to the Lender.

15.	Judgment Currency. The obligations of the Borrower and the Guarantors pursuant to the Loan Documents to make payments in a specific currency (the “Contractual Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency except to the extent to which such tender or recovery shall result in the effective receipt by the Lender of the full amount of the Contractual Currency payable or expressed to be payable under the Loan Documents. Accordingly, the obligations of the Borrower and the Guarantors shall be enforceable as an alternative or additional cause of action for the purpose of recovering the other currency of the amount (if any) by which such effective receipt shall fall short of the Contractual Currency payable or expressed to be payable under the Loan Documents and shall not be effected by judgment being offered for any other sum due under the Loan Documents.

     IN WITNESS WHEREOF, the parties hereto have caused this Amending Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

NATIONAL CITY BANK, CANADA BRANCH Per:

/s/ G. William Hines

Title: Senior Vice President and Principal Officer

I have authority to bind the Bank.

RTI CLARO, INC. Per:

/s/ Chad Whalen

Title: Secretary

I have authority to bind the Corporation.

RTI INTERNATIONAL METALS, INC. Per:

/s/ William T. Hull

Title: Senior Vice President, Chief Financial Officer and Treasurer

I have authority to bind the Corporation.

RMI TITANIUM COMPANY Per:

/s/ William T. Hull

Title: Treasurer

I have authority to bind the Corporation.

TRADCO, INC. Per:

/s/ William T. Hull

Title: Treasurer

I have authority to bind the Corporation.

NEW CENTURY METALS SOUTHEAST, INC. Per:

/s/ William T. Hull

Title: Treasurer

I have authority to bind the Corporation.

EXTRUSION TECHNOLOGY CORPORATION OF AMERICA Per:

/s/ William T. Hull

Title: Treasurer

I have authority to bind the Corporation.

RTI ENERGY SYSTEMS, INC. Per:

/s/ William T. Hull

Title: Treasurer

I have authority to bind the Corporation.

ANNEX “1”
SCHEDULE “A”
COMPLIANCE CERTIFICATE
TO: NATIONAL CITY BANK, CANADA BRANCH (the “Lender”)
All defined terms set forth in this Compliance Certificate shall have the respective meanings set forth in the Credit Agreement dated as of December 27, 2006 among the Lender, RTI Claro, Inc. (the “Borrower”) and RTI International Metals, Inc. (“RTI International”) (as amended, restated, modified, supplemented or replaced, the “Credit Agreement”).
In accordance with the Credit Agreement, I, [insert name and title of certifying office], hereby certify without personal liability that:
That I am the                                             and                                 of RTI International.
That I am familiar with and have examined the provisions of the Credit Agreement and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of RTI International. Based upon the foregoing and as of the date of this certificate, I am of the view that:
(a)	such financial information as presented for RTI International’s fiscal period ending present fairly, completely and accurately in accordance with GAAP (subject to normal year-end adjustments) the Consolidated financial position and results of operations of the Borrower, subject to year-end audit and audit adjustments, and to the best of my knowledge, the information presented is true, correct and complete in all material respects;

(b)	RTI International and the Borrower are in (not in) compliance with the terms and conditions of the above mentioned Credit Agreement, as stated below; and

(c)	there has been no Material Adverse Change since the date of the last financial statements delivered under the Credit Agreement.
That as of                                           , 20                     :
(a)	The Leverage Ratio for the applicable period of to was :1, which (is/is not) greater than the required covenant of 3.25:1.00 for such period as calculated on the attached schedule.

(b)	The Consolidated EBITDA to Consolidated Interest Expense ratio for the applicable period of to was :1.00, which (is/is not) less than the required covenant of 2.00:1.0 for such period as calculated on the attached schedule.

(c)	The Debt Service Coverage Ratio for the applicable period of to was :1.00, which is not less than (is less than) the required covenant of 1.25:1.0 for such period.
In accordance with the reporting requirements of the Credit Agreement, we enclose the following reports:
     [List reports]
DATED the                      day of                                          , 20                    .

Name:
Title:

ANNEX “2”
SCHEDULE “E”
GUARANTORS
A.	EXTRUSION TECHNOLOGY CORPORATION OF AMERICA, an Ohio corporation

B.	NEW CENTURY METALS SOUTHEAST, INC., a Delaware corporation

C.	RMI TITANIUM COMPANY, an Ohio corporation

D.	RTI ENERGY SYSTEMS, INC., an Ohio corporation

E.	TRADCO, INC., a Missouri corporation

ANNEX “3”
SCHEDULE “F”
[Annex 3 hereof consists of a complete copy of the $240,000,000 Credit Agreement which was filed as Exhibit 10.1 to our Current Report on Form 8-K for the event dated September 27, 2007.]